Exhibit 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Jessica Randall
Corporate Communications Manager
(704) 357-0298

Jack Henry & Associates Announces Executive Team Changes
Forbis announces retirement; Bilke to be appointed CTO and Adelson to assume new COO role
MONETT, MO. – September 30, 2019 – Jack Henry & Associates, Inc.® (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, announced today that its Executive Vice President and Chief Technology Officer, Mark Forbis, will retire on November 15, 2019. Effective with Forbis’ retirement, the company will appoint Ted Bilke as its CTO and elevate Greg Adelson to a new Chief Operating Officer position on its executive team.

David Foss, president and CEO of Jack Henry & Associates, commented, “Mark’s commitment to our company’s progress has been palpable at Jack Henry for decades. While I’m excited for this new chapter of his life, his dedication and expertise will be missed. We are grateful to Mark for his significant contributions to our company and our industry; he leaves behind strong teams that have well positioned Jack Henry for continued success.”

Forbis began his career in 1982 with Systematics (now Fidelity Information Systems) in its data center in Fayetteville, Arkansas while attending the University of Arkansas. He moved to Monett, Missouri in 1988 to join JHA’s CIF 36 Support Department, and in the years that followed he served in diverse roles within the organization. He was instrumental in researching, developing, and enhancing the SilverLake System® core platform, served as an Installation Manager, and managed the Image and Item Processing division where he was responsible for development, installation, and support of the company’s check and document image products. In 2003, he was named General Manager of Technology Services, where he focused on the technology direction of the company’s core banking and credit union platforms and numerous complementary products. Forbis was named Vice President and Chief Technology Officer in 2006 and was elevated to Executive Vice President in July 2018.

Ted Bilke, Vice President of Jack Henry & Associates and President of Symitar®, will serve as the company’s CTO upon Forbis’ retirement. Bilke joined the Symitar team as Director of Operations in October 2005 and was promoted to General Manager of Episys® Operations and Development in October 2008. In July 2010, he was named President of Symitar and in July 2018 he was named a corporate Vice President. Bilke will assume the CTO role in addition to his current responsibilities.

The company is also announcing an entirely new role on its executive team – Chief Operating Officer. Greg Adelson, Vice President of Jack Henry & Associates and General Manager of JHA Payment Solutions™, is being elevated to this new position effective November 15. Adelson joined JHA in July 2011 as group president of iPay and served in that role until July 2014 when he was promoted to General Manager. He was named a corporate Vice President in July 2018. Adelson will be responsible for all business operations at the company.

Foss added, “I’d like to congratulate both Ted and Greg on their new responsibilities. While we will miss Mark, we’re fortunate to benefit from Ted’s leadership and expertise as our new CTO. Additionally, we’re confident that the wealth of experience Greg brings to our new Chief Operating Officer role will strengthen our ability to provide an operating model that continues to fuel growth and success for Jack Henry.”

Exhibit 99.1

About Jack Henry & Associates, Inc.
Jack Henry & Associates, Inc.® (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. The S&P 500 company’s solutions serve more than 9,000 customers nationwide and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions with information processing solutions. Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.